Exhibit 5.1

May 12, 2023

Pasithea Therapeutics Corp.

1111 Lincoln Road, Suite 500

Miami Beach, FL 33139

Ladies and Gentlemen:

We have acted as counsel to Pasithea Therapeutics Corp., a Delaware corporation (the “Company”), in connection with the Company’s Registration Statement on Form S-3 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the offer and sale by the selling stockholders identified therein of up to 16,418,870 shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”). Such shares of Common Stock consist of:

i.	2,538,000 shares of Common Stock (the “AlloMek Shares”) and 940,000 shares of Common Stock (the “AlloMek Warrant Shares”) issuable upon exercise of warrants (the “AlloMek Warrants”) issued pursuant to a Membership Interest Purchase Agreement entered into on October 11, 2022 with AlloMek Therapeutics, LLC, the persons listed on Schedule 1.1 thereto (the “AlloMek Sellers”), and Uday Khire, not individually but as the representative of the AlloMek Sellers;

ii.	3,260,870 shares of Common Stock (the “Alpha-5 Shares” and together with the AlloMek Shares, the “Shares”) and 1,000,000 shares of Common Stock (the “Alpha-5 Warrant Shares”) issuable upon exercise of warrants (the “Alpha-5 Warrants”) issued pursuant to a Membership Interest Purchase Agreement entered into on June 21, 2022 with Alpha-5 integrin, LLC, the persons listed on Schedule 1.1 thereto (the “Alpha-5 Sellers”), and Paul B. Manning, not individually but as the representative of the Alpha-5 Sellers; and

iii.	8,680,000 shares of Common Stock (the “PIPE Warrant Shares” and together with the AlloMek Warrant Shares and the Alpha-5 Warrant Shares, the “Warrant Shares”) issuable upon exercise of warrants (the “PIPE Warrants” and together with the AlloMek Warrants and the Alpha-5 Warrants, the “Warrants”) issued pursuant to a Securities Purchase Agreement entered into on November 24, 2021 with certain institutional investors in a private placement.

In connection with rendering this opinion, we have examined the Amended and Restated Certificate of Incorporation and the Amended and Restated Bylaws of the Company, the forms of the Warrants, and such other corporate records, agreements, documents and instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company, and we have made such inquiries of such officers and representatives, as we have deemed necessary or appropriate for the purposes of this opinion.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity of original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to these opinions that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company.

Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that:

1.	The Shares are validly issued, fully paid and non-assessable; and

2.	when issued in accordance with the terms of the respective Warrants, the Warrant Shares will be duly authorized, validly issued, fully paid and non-assessable.

The opinions expressed herein are limited to the corporate laws of the State of Delaware, and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

We hereby consent to the filing of a copy of this opinion letter as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Lowenstein Sandler LLP

LOWENSTEIN SANDLER LLP